Exhibit 99.2

AGTC Announces Pricing of Public Offering of Common Stock

GAINESVILLE, Fla., and CAMBRIDGE, Mass., March 22, 2022 — Applied Genetic Technologies Corporation (Nasdaq: AGTC), a clinical-stage biotechnology company focused on the development and commercialization of adeno-associated virus (AAV)-based gene therapies for the treatment of rare and debilitating diseases with an initial focus on inherited retinal diseases (IRDs), today announced the pricing of its previously announced underwritten public offering of 7,500,000 shares of its common stock for gross proceeds of approximately $9.8 million, before deducting the underwriting discounts and commissions and other estimated offering expenses payable by AGTC. All of the shares are being sold by AGTC. The offering is expected to close on or about March 24, 2022, subject to customary closing conditions. In addition, AGTC has granted to the underwriter a 30-day option to purchase up to approximately 1,125,000 additional shares of its common stock.

AGTC intends to use the net proceeds from this offering, together with other available funds, to fund its ongoing Skyline and Vista clinical trials in its X-linked retinitis pigmentosa (XLRP) program and its ongoing Phase 1/2 clinical trials in its Achromatopsia (ACHM) program, its preclinical development programs and for working capital and other general corporate purposes.

Cantor Fitzgerald & Co. is acting as the sole book-running manager for the offering.

The underwriter may offer the shares from time to time for sale in one or more transactions on the Nasdaq Capital Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

A registration statement relating to the shares of common stock being offered has been filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). A preliminary prospectus supplement relating to and describing the terms of the offering was filed with the SEC on March 21, 2022. A final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus, when available, may be obtained from Cantor Fitzgerald & Co., Attn: Capital Markets, 499 Park Avenue, 4th floor, New York, NY 10022; Email: prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations regarding the completion of the offering and the anticipated use of proceeds, that involve a number of risks and uncertainties. Statements that are not historical facts are based on AGTC’s current expectations, beliefs and assumptions regarding the market for its common stock. Important factors that could cause actual outcomes to differ materially from those indicated by these forward-looking statements include risks and uncertainties related to market conditions, the satisfaction of customary closing conditions related to the proposed public offering and other factors described in AGTC’s most recent Annual Report on Form 10-K for the year ended June 30, 2021, subsequent quarterly reports on Form 10-Q and the preliminary prospectus supplement filed with the SEC on March 21, 2022. AGTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and AGTC undertakes no obligations to update or revise these statements, except as may be required by law.

About AGTC

AGTC is a clinical-stage biotechnology company developing genetic therapies for people with rare and debilitating ophthalmic, otologic and central nervous system (CNS) diseases. AGTC is designing and constructing critical gene therapy elements and bringing them together to develop customized therapies with the potential to address unmet patient needs. AGTC’s most advanced clinical programs in X-linked retinitis pigmentosa (XLRP) and achromatopsia (ACHM CNGB3) leverage its technology platform to potentially improve vision for patients with inherited retinal diseases. Its preclinical programs build on the Company’s AAV manufacturing technology and scientific expertise. AGTC is advancing multiple pipeline candidates to address substantial unmet clinical need in optogenetics, otology and CNS disorders, and has entered into strategic collaborations with companies including Bionic Sight, an innovator in the emerging field of optogenetics and retinal coding and Otonomy, Inc., a biopharmaceutical company dedicated to the development of innovative therapeutics for neurotology.

IR CONTACT:

David Carey

Lazar FINN Partners

T: (212) 867-1768

david.carey@finnpartners.com

Corporate Contacts:

Jonathan Lieber

Chief Financial Officer

Applied Genetic Technologies Corporation

T: (617) 843-5778

jlieber@agtc.com